FRP HOLDINGS, INC./NEWS

Contact:     John D. Baker III

                  Chief Financial Officer                                                                           904/858-9100

FRP HOLDINGS, INC. (NASDAQ: FRPH) ANNOUNCES RESULTS FOR THE FIRST QUARTER ENDED MARCH 31, 2021

Jacksonville, Florida; May 3, 2021 – FRP Holdings, Inc. (NASDAQ-FRPH)

First Quarter Operational Highlights

•	Phase II (The Maren) of the development known as RiverFront on the Anacostia in Washington, D.C., reached stabilization meaning 90% of the individual apartments had been leased and occupied by third party tenants. The attainment of stabilization resulted in a change of control for accounting purposes as the veto rights of the minority shareholder lapsed and the Company became the primary beneficiary. As such, beginning March 31, 2021, the Company consolidated the assets (at current fair value), liabilities and operating results of the joint venture.

First Quarter Consolidated Results of Operations

Net income for the first quarter of 2021 was $28,373,000 or $3.03 per share versus $1,618,000 or $.16 per share in the same period last year. The first quarter of 2021 was impacted by the following items:

•	Gain of $51.1 million on the remeasurement of investment in The Maren real estate partnership, which is included in Income before income taxes. This gain on remeasurement is mitigated by a $10.3 million provision for taxes and $13.0 attributable to noncontrolling interest.
•	The prior year included $251,000 higher professional fees related to environmental claims on our Anacostia property which were settled late in 2020.
•	Corporate expense stock compensation of $202,000 compared to $601,000 in the same period last year due the timing of stock grants.
•	Loss on joint ventures increased $993,000. This is primarily due to $248,000 increased loss at the Maren and a $663,000 increased loss at Bryant Street. Included in this loss is:
o	$827,000 for our share depreciation and amortization at the Maren which was not in service during the same period last year
o	$599,000 loss on phase 1 of Bryant Street due to lease-up efforts on the first building during the quarter.

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First Quarter Segment Operating Results

Asset Management Segment:

Most of the Asset Management Segment was reclassified to discontinued operations leaving two commercial properties as well as Cranberry Run, which we purchased in the first quarter of 2019, and 1801 62nd Street which joined this segment on April 1 of 2019, but was sold in July 2020. Cranberry Run is a five-building industrial park in Harford County, MD totaling 268,010 square feet of industrial/ flex space and at quarter end was 87.6% leased and occupied. Total revenues in this segment were $712,000, up $60,000 or 9.2%, over the same period last year. Operating profit was $17,000, up $148,000 from an operating loss of ($131,000) in the same quarter last year. This improvement is primarily due to improved leasing and occupancy at Cranberry compared to the same quarter last year.

Mining Royalty Lands Segment:

Total revenues in this segment were $2,315,000 versus $2,185,000 in the same period last year. Total operating profit in this segment was $2,013,000, an increase of $109,000 versus $1,904,000 in the same period last year. This marks the highest total revenue in any first quarter in this segment’s history.

Development Segment:

The Development segment is responsible for (i) seeking out and identifying opportunistic purchases of income producing warehouse/office buildings, and (ii) developing our non-income producing properties into income production.

With respect to ongoing projects:

•	We are in the PUD entitlement process for our 118-acre tract in Hampstead, Maryland, now known as “Hampstead Overlook.” Hampstead Overlook received Concept Plan approval from the Town of Hampstead for 164 single and 91 town home residential units in February 2020, and the project is currently under Preliminary Plan review with the governing agencies.
•	Third quarter of 2020 we received permit entitlements for two industrial buildings at Hollander Business Park totaling 145,750 square feet. We have started construction and anticipate shell completion in the third quarter of 2021.
•	We finished shell building construction in December 2018 on the two office buildings in the first phase of our joint venture with St. John Properties. Shell building construction of the two retail buildings was completed in January 2019. We are now in the process of leasing these four single-story buildings totaling 100,030 square feet of office and retail space. At quarter end, Phase I was 46.9% leased and occupied.
•	We are the principal capital source of a residential development venture in Baltimore County, Maryland known as “Hyde Park.” We have committed up to $3.5 million in exchange for an interest rate of 10%. Additional proceeds and interest payments above a 20% preferred return on capital determine a split of profits. Entitlements for the development of the property are complete,
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and a homebuilder is under contract to purchase all the 126 recorded building lots.  The first phase of settlement occurred in May 2020, resulting in a $2.67 million principal and interest payment, with subsequent payments of $1.13 million in principal and interest payments in the third quarter of 2020. Currently all principal and $322,605 in accrued interest has been repaid.

•	We are the principal capital source of a residential development venture in Prince George’s County, Maryland known as “Amber Ridge.” We have committed up to $18.5 million in exchange for an interest rate of 10%. Additional proceeds and interest payments above a 20% preferred return on capital determine a split of profits. Amber Ridge will hold 187 town homes. We are currently pursuing entitlements, mass grading the site, and have two homebuilders under contract to purchase all 187 units upon completion of development infrastructure.
•	In December 2018, the Company entered into a joint venture agreement with MidAtlantic Realty Partners (MRP) for the development of the first phase of a multifamily, mixed-use development in northeast Washington, DC known as “Bryant Street.” The project is comprised of four buildings, with 487 units and 85,681 net leasable square feet of retail. FRP contributed $32 million in common equity and another $23 million in preferred equity to the joint venture. Construction began in February 2019 and as of the end of the quarter was 94% complete. Bryant Street is currently on time, within budget, and expected to be complete in the fourth quarter of 2021. The Coda, the first of our four buildings at Bryant Street received a temporary certificate of occupancy in December 2020, final was received on April 1, 2021, and leasing efforts are under way. At quarter end, the Coda was 35.71% leased and 20.78% occupied. This project is located in an opportunity zone and has allowed the Company to defer $14.9 million in taxes associated with the sale of our industrial assets.
•	In December 2019, the Company entered into a joint venture agreement with MRP for the development of a mixed-use project known as “1800 Half Street.” The development is located in the Buzzard Point area of Washington, DC, less than half a mile downriver from Dock 79 and the Maren. It lies directly between our two acres on the Anacostia, currently under lease by Vulcan, and Audi Field, the home stadium of the DC United. The 10-story structure will have 344 apartments and 11,246 square feet of ground floor retail. FRP contributed $37.3 million in common equity. The project is a qualified opportunity zone investment and will defer just over $10 million in taxes associated with the sale of our industrial assets. In June 2020, we closed on a $74 million construction loan. We began construction at the end of August 2020 and expect the building to be complete in the third quarter of 2022. As of the end of the first quarter, the project was 16% complete.
•	In December 2019, the company entered into two joint ventures in Greenville, SC with a new partner, Woodfield Development. Woodfield specializes in Class-A multi-family, mixed use developments primarily in the Carolinas and DC. Our first joint venture with them is a 200-unit multifamily project known as “Riverside.” FRP contributed $6.2 million in common equity for a 40% ownership interest. Construction began in February 2020 and should be complete in the third quarter of 2021. The second joint venture in Greenville with Woodfield is a 227-unit multifamily development known as “.408 Jackson.” It will have 4,700 square feet of retail and is located across the street from Greenville’s minor league baseball stadium. FRP contributed $9.7 million in common equity for a 40% ownership interest. Construction began in May 2020 and should be complete in the third quarter of 2022. Both projects are qualified opportunity investments and will
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defer a combined $4.3 million in taxes. At quarter end, Riverside and .408 Jackson are 73% and 37% complete, respectively.

•	In November 2020, the Company purchased 55 acres in Aberdeen, Maryland adjacent to our Cranberry Run Business Center for $10.5 million. The project is undergoing a 12-month annexation process into the Town of Aberdeen with annexation expected in 2022. Upon annexation, the project will be entitled for industrial development capable of supporting over 625,000 square feet of industrial product. The acquisition was a part of 1031 exchange from the sale proceeds of 1801 62nd street which deferred $3.8 million in taxable gain. This will expand our land bank and allow the Company to continue its industrial development program after we finish developing our remaining inventory at Hollander Business Park.

Stabilized Joint Venture Segment:

In March 2021, Phase II (The Maren) of the development known as RiverFront on the Anacostia in Washington, D.C., a 250,000-square-foot mixed-use development which supports 264 residential units and 6,937 square feet of retail developed by a joint venture between the Company and MRP, reached stabilization. Stabilization in this case means 90% of the individual apartments had been leased and occupied by third party tenants. Upon reaching stabilization, the Company has, for a period of one year, the exclusive right to (i) cause the joint venture to sell the property or (ii) cause the Company’s and MRP’s percentage interests in the joint venture to be adjusted so as to take into account the contractual payouts assuming a sale at the value of the development at the time of this “Conversion Election”. Reaching stabilization resulted in a change of control for accounting purposes as the veto rights of the minority shareholder lapsed and the Company became the primary beneficiary. As such, beginning March 31, 2021, the Company consolidated the assets (at current fair value based on appraisal), liabilities and operating results of the joint venture. At the end of March, The Maren was 92.80% leased and 92.04% occupied. The Maren is reflected in Equity in loss of joint ventures on the Consolidated Statements of Income but all the revenue and expenses will be reflected like Dock 79 in the stabilized joint venture segment for periods commencing April 1, 2021.

Dock 79’s average residential occupancy for the quarter was 94.68%, and at the end of the quarter, Dock 79’s residential units were 94.10% leased and 94.10% occupied. This quarter, 60.00% of expiring leases renewed with no increase in rent due to the mandated rent freeze on renewals in DC. Net Operating Income this quarter for this segment was $1,534,000, down $278,000 or 15.34% compared to the same quarter last year. This decrease in NOI is the result of decreased traffic to our retail tenants as well the emergency measures that remain in place which legally prevent us from raising rent on lease renewals. Dock 79 is a joint venture between the Company and MRP, in which FRP Holdings, Inc. is the majority partner with 66% ownership.

In March, we completed a refinancing of Dock 79 as well as securing permanent financing for the Maren. This $180 million loan ($92 million for Dock 79, $88 million for The Maren) lowers the interest rate at Dock 79 from 4.125% to 3.03%, defers any principal payments for 12 years for both properties, and repays the $13.75 million in preferred equity along with $2.3 million in accrued interest.

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In July 2019, the Company completed a like-kind exchange by reinvesting $6,000,000 into a Delaware Statutory Trust (DST) known as CS1031 Hickory Creek DST. The DST owns a 294-unit garden-style apartment community known as Hickory Creek consisting of 19 three-story apartment buildings containing 273,940 rentable square feet.  Hickory Creek was constructed in 1984 and substantially renovated in 2016 and is located in suburban Richmond, Virginia. The Company is 26.649% beneficial owner and receives monthly distributions. First quarter distributions were $84,000. The project is a qualified 1031 like-kind exchange investment and will defer $790,000 in taxes associated with the sales of 7030 Dorsey Road and 1502 Quarry Drive.

Impact of the COVID-19 Pandemic.

The COVID-19 pandemic is having an extraordinary impact on the world economy and the markets in which we operate. As an essential business, we have continued to operate throughout the pandemic in accordance with White House guidance and orders issued by state and local authorities. We have implemented social distancing and other measures to protect the health of our employees and customers. Our Dock 79 and The Maren properties in Washington, D.C. suffered the principal impacts to our business from the pandemic during 2020 due to our retail tenants being unable to operate at capacity, the lack of attendance at the Washington Nationals baseball park and the rent freeze imposed by the District. It is possible that these same conditions may impact our ability to lease retail spaces at Bryant Street. We anticipate that these impacts will continue for at least the first half of 2021.

Summary and Outlook

Now a full year into life in a pandemic, we find ourselves equal parts grateful, optimistic, and excited. We are grateful for the way in which our assets have responded to the pandemic; optimistic as the number of those vaccinated continues to increase and a path back to normalcy is starting to materialize; and excited for what the future holds for both the assets we have in place and those in our development pipeline.

Royalty revenue this quarter was up 5.93% over the same period last year—a quarter last year that was for the most part operating in a pre-covid environment and also the first quarter of the best revenue year in the segment’s history. Revenue for the last twelve months was $9,606,523, an increase of 2.26% over the same period last year and an increase of 1.37% over calendar year 2020. This is the first time this segment has surpassed $9.5 million in revenue in any twelve-month period and also happens to mark the best first quarter of revenue and the best twelve months of revenue in the segment’s history.

This was a very important quarter for the Stabilized Joint Venture segment. For two straight quarters, Dock 79’s occupancy has been above 94% at the end of the quarter, which is higher than it has been since September of 2019. As alluded to previously, in March, we completed a refinancing of Dock 79 as well as securing permanent financing for the Maren. This 12-year, interest-only loan will significantly lower our debt service both in terms of interest and by deferring any principal payments for the life of the loan. In paying off our preferred equity in The Maren, this loan also returns over $16 million to the Company

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in the form of $13.75 million in equity and $2.3 million in accrued interest. Most importantly, this quarter saw the stabilization and subsequent consolidation of The Maren as the joint venture achieved occupancy greater than 90%. Hitting this milestone less than three years after we began construction, and almost a year to the day after leasing commenced—to say it exceeded our expectations would stretch the definition of understatement. However obvious, it bears repeating that all of these things happened during a pandemic, which is a powerful testament to both the product at Riverfront on the Anacostia as well as its location. The fact that baseball has started back up with fans in attendance should only further interest in our properties and bolster revenues for our retail tenants.

We remain pleased with the current direction of our asset management segment, particularly the industrial assets. As mentioned previously, Cranberry Run is nearly 90% leased and occupied, the highest level of occupancy since we purchased it, and a sizeable increase from its 54% level of occupancy at this time last year. The speed with which we leased up and then sold our building at 1801 62nd Street last year strengthened our commitment to this shift in our approach to industrial development. We have two adjacent buildings under construction at Hollander and intend follow a similar course of action. Beyond that, we have bolstered our land bank with the $10.5 million purchase of 55 acres in Aberdeen, Maryland. Once entitled, this property will be capable of supporting over 625,000 square feet of industrial product and will be essential for future industrial development as we finish developing our remaining inventory at Hollander Business Park.

This will be a year of transition on both a micro and macro level for the Company. As we finish construction this year on the remaining buildings at Bryant Street and the first of our two developments in Greenville, we will transition into a company with a far more substantial multifamily footprint as we as a nation are transitioning beyond COVID. We remain optimistic regarding the long-term success of these projects and the Company, because we can afford to remain optimistic. Our more than $160 million in liquidity allows us that luxury. We will continue to be opportunistic in repurchasing stock. During the first quarter of 2021, the Company repurchased 6,004 shares at an average cost of $43.95 per share.

Conference Call

The Company will host a conference call on Tuesday, May 4, 2021 at 10:00 a.m. (EDT). Analysts, stockholders and other interested parties may access the teleconference live by calling 1-877-271-1828 (passcode 54115857) within the United States.  International callers may dial 1-334-323-9871 (passcode 54115857).  Computer audio live streaming is available via the Internet through this link http://stream.conferenceamerica.com/frp050421. For the archived audio via the internet, click on the following link http://archive.conferenceamerica.com/archivestream/frp050421.mp3. An audio replay will be available for sixty days following the conference call. To listen to the audio replay, dial toll free 1-877-919-4059, international callers dial 1-334-323-0140.  The passcode of the audio replay is 53664510. Replay options: “1” begins playback, “4” rewind 30 seconds, “5” pause, “6” fast forward 30 seconds, “0” instructions, and “9” exits recording.  There may be a 30-40 minute delay until the archive is available following the conclusion of the conference call.

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Investors are cautioned that any statements in this press release which relate to the future are, by their nature, subject to risks and uncertainties that could cause actual results and events to differ materially from those indicated in such forward-looking statements. These include, but are not limited to: the impact of the Covid-19 Pandemic on our operations and financial results; the possibility that we may be unable to find appropriate reinvestment opportunities for the proceeds from the Sale Transaction; levels of construction activity in the markets served by our mining properties; demand for flexible warehouse/office facilities in the Baltimore-Washington-Northern Virginia area demand for apartments in Washington D.C. and Richmond, Virginia; our ability to obtain zoning and entitlements necessary for property development; the impact of lending and capital market conditions on our liquidity; our ability to finance projects or repay our debt; general real estate investment and development risks; vacancies in our properties; risks associated with developing and managing properties in partnership with others; competition; our ability to renew leases or re-lease spaces as leases expire; illiquidity of real estate investments; bankruptcy or defaults of tenants; the impact of restrictions imposed by our credit facility; the level and volatility of interest rates; environmental liabilities; inflation risks; cybersecurity risks; as well as other risks listed from time to time in our SEC filings; including but not limited to; our annual and quarterly reports. We have no obligation to revise or update any forward-looking statements, other than as imposed by law, as a result of future events or new information. Readers are cautioned not to place undue reliance on such forward-looking statements.

FRP Holdings, Inc. is a holding company engaged in the real estate business, namely (i) leasing and management of commercial properties owned by the Company, (ii) leasing and management of mining royalty land owned by the Company, (iii) real property acquisition, entitlement, development and construction primarily for apartment, retail, warehouse, and office, (iv) leasing and management of a residential apartment building.

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FRP HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands except per share amounts)

(Unaudited)

	THREE MONTHS ENDED
	MARCH 31,
	2021	2020
Revenues:
Lease revenue	$3,538	3,598
Mining lands lease revenue	2,315	2,185
Total revenues	5,853	5,783

Cost of operations:
Depreciation, depletion and amortization	1,443	1,468
Operating expenses	841	925
Property taxes	778	737
Management company indirect	570	672
Corporate expenses	779	1,187
Total cost of operations	4,411	4,989

Total operating profit	1,442	794

Net investment income, including realized gains of $0 and $108	1,375	1,991
Interest expense	(925)	(51)
Equity in loss of joint ventures	(1,635)	(642)
Gain on remeasurement of investment in real estate partnership	51,139	—
Gain on sale of real estate	—	8

Income before income taxes	51,396	2,100
Provision for income taxes	10,521	601

Net income	40,875	1,499
Gain (loss) attributable to noncontrolling interest	12,502	(119)
Net income attributable to the Company	$28,373	1,618

Earnings per common share:
Net income attributable to the Company-
Basic	$3.04	0.17
Diluted	$3.03	0.16

Number of shares (in thousands) used in computing:
-basic earnings per common share	9,341	9,803
-diluted earnings per common share	9,376	9,833

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FRP HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited) (In thousands, except share data)

	March 31	December 31
Assets:	2021	2020
Real estate investments at cost:
Land	$121,074	91,744
Buildings and improvements	255,429	141,241
Projects under construction	8,352	4,879
Total investments in properties	384,855	237,864
Less accumulated depreciation and depletion	39,528	34,724
Net investments in properties	345,327	203,140

Real estate held for investment, at cost	9,309	9,151
Investments in joint ventures	143,900	167,071
Net real estate investments	498,536	379,362

Cash and cash equivalents	116,843	73,909
Cash held in escrow	534	196
Accounts receivable, net	1,531	923
Investments available for sale at fair value	51,171	75,609
Federal and state income taxes receivable	4,509	4,621
Unrealized rents	532	531
Deferred costs	5,866	707
Other assets	509	502
Total assets	$680,031	536,360

Liabilities:
Secured notes payable	$178,321	89,964
Accounts payable and accrued liabilities	3,478	3,635
Other liabilities	1,886	1,886
Deferred revenue	527	542
Deferred income taxes	66,420	56,106
Deferred compensation	1,244	1,242
Tenant security deposits	520	332
Total liabilities	252,396	153,707

Commitments and contingencies

Equity:
Common stock, $.10 par value 25,000,000 shares authorized, 9,387,823 and 9,363,717 shares issued and outstanding, respectively	939	936
Capital in excess of par value	56,474	56,279
Retained earnings	337,910	309,764
Accumulated other comprehensive income, net	433	675
Total shareholders’ equity	395,756	367,654
Noncontrolling interest MRP	31,879	14,999
Total equity	427,635	382,653
Total liabilities and shareholders’ equity	$680,031	536,360

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Asset Management Segment:

	Three months ended March 31
(dollars in thousands)	2021	%	2020	%	Change	%

Lease revenue	$712	100.0%	652	100.0%	60	9.2%

Depreciation, depletion and amortization	137	19.2%	192	29.5%	(55)	-28.6%
Operating expenses	139	19.5%	97	14.9%	42	43.3%
Property taxes	38	5.3%	72	11.0%	(34)	-47.2%
Management company indirect	167	23.5%	114	17.5%	53	46.5%
Corporate expense	214	30.1%	308	47.2%	(94)	-30.5%

Cost of operations	695	97.6%	783	120.1%	(88)	-11.2%

Operating profit	$17	2.4%	(131)	-20.1%	148	-113.0%

Mining Royalty Lands Segment:

	Three months ended March 31
(dollars in thousands)	2021	%	2020	%	Change	%

Mining lands lease revenue	$2,315	100.0%	2,185	100.0%	130	5.9%

Depreciation, depletion and amortization	65	2.8%	38	1.8%	27	71.1%
Operating expenses	11	0.5%	13	0.6%	(2)	-15.4%
Property taxes	63	2.7%	67	3.1%	(4)	-6.0%
Management company indirect	82	3.5%	66	3.0%	16	24.2%
Corporate expense	81	3.5%	97	4.4%	(16)	-16.5%

Cost of operations	302	13.0%	281	12.9%	21	7.5%

Operating profit	$2,013	87.0%	1,904	87.1%	109	5.7%

Development Segment:

	Three months ended March 31
(dollars in thousands)	2021	2020	Change

Lease revenue	$317	293	24

Depreciation, depletion and amortization	53	54	(1)
Operating expenses	26	209	(183)
Property taxes	363	359	4
Management company indirect	261	445	(184)
Corporate expense	419	712	(293)

Cost of operations	1,122	1,779	(657)

Operating loss	$(805)	(1,486)	681

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Stabilized Joint Venture Segment:

	Three months ended March 31
(dollars in thousands)	2021	%	2020	%	Change	%

Lease revenue	$2,509	100.0%	2,653	100.0%	(144)	-5.4%

Depreciation, depletion and amortization	1,188	47.4%	1,184	44.6%	4	0.3%
Operating expenses	665	26.5%	606	22.9%	59	9.7%
Property taxes	314	12.5%	239	9.0%	75	31.4%
Management company indirect	60	2.4%	47	1.8%	13	27.7%
Corporate expense	65	2.6%	70	2.6%	(5)	-7.1%

Cost of operations	2,292	91.4%	2,146	80.9%	146	6.8%

Operating profit	$217	8.6%	507	19.1%	(290)	-57.2%

Non-GAAP Financial Measures.

To supplement the financial results presented in accordance with GAAP, FRP presents certain non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. The non-GAAP financial measure included in this quarterly report is net operating income (NOI). FRP uses this non-GAAP financial measure to analyze its operations and to monitor, assess, and identify meaningful trends in its operating and financial performance. This measure is not, and should not be viewed as, a substitute for GAAP financial measures.

Net Operating Income Reconciliation
Three months ended 03/31/21 (in thousands)
			Stabilized
	Asset		Joint	Mining	Unallocated	FRP
	Management	Development	Venture	Royalties	Corporate	Holdings
	Segment	Segment	Segment	Segment	Expenses	Totals
Net Income (loss)	12	(643)	39,775	1,460	271	40,875
Income Tax Allocation	5	(238)	10,112	542	100	10,521
Income (loss) before income taxes	17	(881)	49,887	2,002	371	51,396

Less:
Gain on remeasurement of real estate investment	—	—	51,139	—	—	51,139
Unrealized rents	6	—	—	58	—	64
Interest income	—	993	—	—	382	1,375
Plus:
Unrealized rents	—	—	4	—	—	4
Equity in loss of Joint Venture	—	1,069	555	11	—	1,635
Interest Expense	—	—	914	—	11	925
Depreciation/Amortization	137	53	1,188	65	—	1,443
Management Co. Indirect	167	316	60	82	—	625
Allocated Corporate Expenses	214	419	65	81	—	779

Net Operating Income (loss)	529	(17)	1,534	2,183	—	4,229

Net Operating Income Reconciliation
Three months ended 03/31/20 (in thousands)
			Stabilized
	Asset		Joint	Mining	Unallocated	FRP
	Management	Development	Venture	Royalties	Corporate	Holdings
	Segment	Segment	Segment	Segment	Expenses	Totals
Net Income (loss)	(90)	(954)	370	1,380	793	1,499
Income Tax Allocation	(33)	(354)	182	512	294	601
Income (loss) before income taxes	(123)	(1,308)	552	1,892	1,087	2,100

Less:
Equity in profit of Joint Ventures	—	—	83	—	—	83
Gains on sale of buildings	8	—	—	—	—	8
Unrealized rents	110	—	—	61	—	171
Interest income	—	891	—	—	1,100	1,991
Plus:
Unrealized rents	—	—	4	—	—	4
Equity in loss of Joint Venture	—	713	—	12	—	725
Interest Expense	—	—	38	—	13	51
Depreciation/Amortization	192	54	1,184	38	—	1,468
Management Co. Indirect	114	445	47	66	—	672
Allocated Corporate Expenses	308	712	70	97	—	1,187

Net Operating Income (loss)	373	(275)	1,812	2,044	—	3,954